Exhibit 99.1

FOR IMMEDIATE RELEASE

John G. Call	Katie Loughnot
Senior Vice President,	Vice President, Investor Relations
Chief Financial Officer	(510) 505-4509
(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS FIRST QUARTER RESULTS

Newark, California, May 20, 2003 — Ross Stores, Inc. (ROST) today reported that earnings per share for the 13 weeks ended May 3, 2003 increased 7% to $.63, from $.59 for the 13 weeks ended May 4, 2002. Net earnings in the first quarter of 2003 were $49.3 million, up from $47.7 million in the prior year period. Sales for the first quarter ended May 3, 2003 increased 7% to $879 million, from $820 million for the quarter ended May 4, 2002. Comparable store sales for the same period declined 3% from the prior year.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased to report that strong inventory and expense controls, as well as the earlier-than-planned opening of several new stores, offset the impact of lower-than-expected revenue on first quarter earnings. External issues, including unseasonable weather trends, the war in Iraq and the lackluster economic climate, negatively affected business during the period. Despite these pressures, however, we were able to show respectable earnings per share growth.”

Mr. Balmuth continued, “Expense trends improved during the first quarter, due mainly to lower incentive plan costs, combined with better than planned store payroll and benefit expenses. As a result, a 48 basis point decline in general, selling and administrative expenses as a percent of sales partially offset an 86 basis point decline in gross margin. Operating margin for the first quarter was 9.2% compared to 9.6% in the prior year.”

“Consistent with our long-term plan for 12% annual unit growth, we expect to add about 62 stores in 2003. Twenty-three of these new locations opened during the first quarter, including our initial entry into the state of Tennessee. We ended the period with 530 stores in 24 states,” noted Mr. Balmuth.

Mr. Balmuth continued, “We remain committed to returning capital to stockholders through our stock repurchase and dividend programs. During the first three months of 2003, we repurchased 1.1 million shares of common stock for an aggregate of $40.7 million under the two-year $300 million program authorized by our Board of Directors in early 2002. We ended the quarter with 76.7 million shares of common stock outstanding and approximately $109 million remaining under this repurchase authorization, which we expect to complete in fiscal 2003.”

The Company will provide additional details concerning its first quarter results and business outlook for the balance of 2003 on a conference call to be held on Tuesday, May 20, 2003 at 11:00 a.m. Eastern Daylight Time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s web site located at www.rossstores.com. A recorded version of the call will also be available until the end of the month at the web site address and via a telephone recording through Tuesday, May 27, 2003 at 402-220-5900, PIN #2342.

Forward-Looking Statements: This press release contains certain forward-looking statements regarding expected annual unit growth and new store locations, which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. The words “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project” and similar expressions identify forward-looking statements. Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in geopolitical and general economic conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise and the Company’s ability to successfully implement various new supply chain and merchandising systems in a timely and cost effective manner. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time. The Company does not undertake to update or revise these forward-looking statements.

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Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings. The Company had 530 stores in operation as of May 3, 2003, compared to 470 stores at the end of the same period last year.

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ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended
($000, except per share data, unaudited)	May 3, 2003	May 4, 2002

Sales	$879,284	$819,611

Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	653,248	601,857
General, selling and administrative	145,139	139,255
Interest (income) expense	(70)	224
	798,317	741,336

Earnings before income taxes	80,967	78,275

Provision for taxes on earnings	31,658	30,606
Net earnings	$49,309	$47,669

Earnings per share
Basic	$0.64	$0.60
Diluted	$0.63	$0.59

Weighted average shares outstanding (000)
Basic	77,052	78,865
Diluted	78,254	80,585

Stores open end of period	530	470

ROSS STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	May 3, 2003	May 4, 2002

Current Assets
Cash and cash equivalents	$116,544	$72,630
Accounts receivable	23,260	24,464
Merchandise inventory	756,002	674,033
Other current assets	48,563	26,940
Total Current Assets	$944,369	$798,067

Property and equipment, net	415,552	344,623
Other long-term assets	39,833	38,984
	$1,399,754	$1,181,674

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable, accrued expenses and other	$591,635	$535,966
Income taxes payable	30,580	30,568
Total Current Liabilities	$622,215	$566,534

Long-term debt	50,000	—
Other liabilities	45,302	43,675
Deferred income taxes	25,021	7,646

Stockholders’ Equity	657,216	563,819
	$1,399,754	$1,181,674

ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
($000, unaudited)	May 3, 2003	May 4, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$49,309	$47,669
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property and equipment	13,965	12,861
Other amortization	3,649	3,082
Change in assets and liabilities:
Merchandise inventory	(39,484)	(50,643)
Other current assets - net	(16,570)	(154)
Accounts payable	3,493	51,536
Other current liabilities	(2,921)	33,211
Other	120	(3,050)
Net cash provided by operating activities	11,561	94,512

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(27,419)	(27,260)
Net cash used in investing activities	(27,419)	(27,260)

CASH FLOWS USED IN FINANCING ACTIVITIES
Proceeds from long-term debt	25,000	—
Issuance of common stock related to stock plans	1,879	10,841
Repurchase of common stock	(40,677)	(42,075)
Dividends paid	(4,449)	(3,739)
Net cash used in financing activities	(18,247)	(34,973)
Net (decrease) increase in cash and cash equivalents	(34,105)	32,279
Cash and cash equivalents:
Beginning of period	150,649	40,351
End of period	$116,544	$72,630